EXHIBIT 99.1

Republic Services, Inc. Reports
Fourth Quarter and Full-Year Results;
Provides 2022 Full-Year Guidance

●	Fourth Quarter Total Revenue Growth of 15 Percent
●	Delivered Fourth Quarter Earnings Per Share of $0.98 and Adjusted Earnings Per Share of $1.02
●	Generated Cash Flow from Operations of $2.79 Billion and Adjusted Free Cash Flow of $1.52 Billion in 2021
●	Exceeded Full-Year Financial Guidance by Growing Adjusted Free Cash Flow 23 Percent and Adjusted EPS 17 Percent
●	Expanded Adjusted EBITDA Margin 60 Basis Points Over 2020 Full-Year Results
●	Invested Over $1 Billion in Acquisitions and Returned $805 Million of Cash to Shareholders in 2021

PHOENIX (February 10, 2022) – Republic Services, Inc. (NYSE: RSG) today reported net income of $313.1 million, or $0.98 per diluted share, for the three months ended December 31, 2021, versus $235.5 million, or $0.74 per diluted share, for the comparable 2020 period. Excluding certain benefits and expenses, on an adjusted basis, net income for the three months ended December 31, 2021 was $325.5 million, or $1.02 per diluted share, versus $320.4 million, or $1.00 per diluted share, for the comparable 2020 period.

For the year ended December 31, 2021, net income was $1,290.4 million, or $4.04 per diluted share, versus $967.2 million, or $3.02 per diluted share, for 2020. On an adjusted basis, net income for the year ended December 31, 2021 was $1,330.6 million, or $4.17 per diluted share, versus $1,137.8 million, or $3.56 per diluted share, for 2020.

“We finished the year strong, capping off our best year of financial performance in Company history. We consistently exceeded expectations and delivered double digit growth in revenue, EBITDA, earnings and free cash flow during the year,” said Jon Vander Ark, president and chief executive officer. “Additionally, we invested over $1 billion in value-creating acquisitions and returned over $800 million to shareholders through dividends and share repurchases.”

Fourth-Quarter and Full-Year 2021 Highlights:

*Fourth quarter EPS was $0.98 per share, and adjusted EPS, a non-GAAP measure, was $1.02 per share.

*Full-year EPS was $4.04 per share, and adjusted EPS, a non-GAAP measure, was $4.17 per share, an increase of 17 percent over the prior year. Adjusted EPS exceeded the Company's upwardly revised full-year guidance.

*Full-year cash provided by operating activities was $2.79 billion, an increase of 13 percent versus the prior year. Adjusted free cash flow, a non-GAAP measure, was $1.52 billion, an increase of 23 percent versus the prior year. Adjusted free cash flow exceeded the Company's upwardly revised full-year guidance.

*Republic invested $1.06 billion in acquisitions, or $1.02 billion net of divestitures.

*Full-year cash returned to shareholders through dividends and share repurchases was $805 million.

*Full-year revenue growth from average yield was 2.9 percent and volume increased 3.8 percent.

*Fourth quarter revenue growth from average yield was 3.4 percent and volume increased 3.6 percent. Fourth quarter core price increased revenue by 5.4 percent. Core price consisted of 7.0 percent in the open market and 2.9 percent in the restricted portion of the business.

*Full-year adjusted EBITDA, a non-GAAP measure, was $3.38 billion and adjusted EBITDA margin was 30.0 percent of revenue, which represents a 60 basis point increase over the prior year.

*The Company's average recycled commodity price per ton sold during the fourth quarter was $218. This represents a decrease from the third quarter of $12 per ton and an increase of $108 per ton over the prior year.

*The Company recognized front-line employees for their hard work and dedication throughout the pandemic with an additional $500 Committed to Serve award. The total paid in the fourth quarter was $17 million, bringing our total support provided through our Committed to Serve initiative to $50 million over two years.

*Republic was named to the Dow Jones Sustainability Index for the sixth consecutive year and was upgraded to 'A' in MSCI's ESG ratings, which is the highest rating among environmental services providers.

2022 Financial Guidance

Republic's financial guidance is based on current economic conditions and does not assume any significant changes in the overall economy in 2022 and does not contemplate the impact from the pending acquisition of US Ecology, Inc. which is subject to regulatory and other approvals. Please refer to the Information Regarding Forward-Looking Statements section of this document.

Full-year 2022 financial guidance is as follows:

•Adjusted Diluted Earnings per Share: The Company expects adjusted diluted earnings per share to be in the range of $4.58 to $4.65. Detail relating to the computation of adjusted diluted earnings per share is contained in the Reconciliation of 2022 Financial Guidance section of this document.

•Adjusted Free Cash Flow: Republic expects adjusted free cash flow to be in the range of $1,625 million to $1,675 million. Detail relating to the computation of adjusted free cash flow is contained in the Reconciliation of 2022 Financial Guidance section of this document.

•Revenue: Republic expects an increase in average yield of approximately 3.4% and volume growth to be in the range of 1.5% to 2.0%.

•Adjusted EBITDA Margin: Republic expects adjusted EBITDA margin to expand over full-year 2021 performance by approximately 30 to 40 basis points.

•Acquisitions & Investments: Republic expects to invest at least $500 million in acquisitions and $175 million in solar energy investments that qualify for tax credits.

“We expect to deliver another strong year of earnings and free cash flow in 2022 through outsized revenue growth, margin expansion and free cash flow conversion improvement,” said Mr. Vander Ark. “This financial outlook is a direct result of leveraging our broad capabilities, delivering comprehensive products and services, and developing innovative solutions to drive profitable growth and create a more sustainable world.”

Company Declares Quarterly Dividend

Republic announced today that its Board of Directors declared a regular quarterly dividend of $0.46 per share for shareholders of record on April 1, 2022. The dividend will be paid on April 14, 2022.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, adjusted EBITDA margin and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document. The adjusted diluted earnings per share and adjusted free cash flow related to the 2022 financial guidance are described in the Reconciliation of 2022 Financial Guidance section of this press release.

About Republic Services

Republic Services, Inc. is a leader in the U.S. environmental services industry. Through its subsidiaries, the Company provides superior service offerings while partnering with customers to create a more sustainable world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter or Republic Services on LinkedIn.

For more information, contact:
Media Inquiries	Investor Inquiries
Donna Egan (480) 757-9770	Stacey Mathews (480) 718-6548
media@RepublicServices.com	investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29.0	$38.2
Accounts receivable, less allowance for doubtful accounts and other of $38.5 and $34.7, respectively	1,271.4	1,091.3
Prepaid expenses and other current assets	410.4	392.3
Total current assets	1,710.8	1,521.8
Restricted cash and marketable securities	139.0	149.1
Property and equipment, net	9,232.1	8,726.2
Goodwill	12,826.0	12,046.4
Other intangible assets, net	259.5	173.1
Other assets	787.6	817.4
Total assets	$24,955.0	$23,434.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$910.0	$779.0
Notes payable and current maturities of long-term debt	8.2	168.1
Deferred revenue	381.3	345.6
Accrued landfill and environmental costs, current portion	124.5	114.5
Accrued interest	62.1	54.6
Other accrued liabilities	929.5	820.2
Total current liabilities	2,415.6	2,282.0
Long-term debt, net of current maturities	9,546.2	8,766.1
Accrued landfill and environmental costs, net of current portion	1,837.7	1,694.7
Deferred income taxes and other long-term tax liabilities, net	1,229.5	1,238.8
Insurance reserves, net of current portion	303.9	281.8
Other long-term liabilities	642.4	681.8
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 319.6 and 318.8 issued including shares held in treasury, respectively	3.2	3.2
Additional paid-in capital	2,789.5	2,741.4
Retained earnings	6,475.6	5,751.8
Treasury stock, at cost; 2.4 and — shares, respectively	(274.8)	(0.1)
Accumulated other comprehensive loss, net of tax	(14.6)	(12.4)
Total Republic Services, Inc. stockholders' equity	8,978.9	8,483.9
Non-controlling interests in consolidated subsidiary	0.8	4.9
Total stockholders' equity	8,979.7	8,488.8
Total liabilities and stockholders' equity	$24,955.0	$23,434.0

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenue	$2,952.9	$2,573.3	$11,295.0	$10,153.6
Expenses:
Cost of operations	1,809.9	1,547.2	6,737.7	6,100.5
Depreciation, amortization and depletion	299.0	267.5	1,185.5	1,075.9
Accretion	20.8	20.5	82.7	82.9
Selling, general and administrative	315.5	257.7	1,195.8	1,053.0
Withdrawal costs - multiemployer pension funds	—	(1.4)	—	34.5
Loss on business divestitures and impairments, net	0.7	44.9	0.5	77.7
Restructuring charges	5.4	4.2	16.6	20.0
Operating income	501.6	432.7	2,076.2	1,709.1
Interest expense	(79.7)	(78.1)	(314.6)	(355.6)
Loss from unconsolidated equity method investments	(144.5)	(87.4)	(188.5)	(118.2)
Loss on extinguishment of debt	—	(67.4)	—	(101.9)
Interest income	0.6	1.1	2.5	5.2
Other (loss) income, net	(1.1)	0.4	(0.5)	4.1
Income before income taxes	276.9	201.3	1,575.1	1,142.7
(Benefit) provision for income taxes	(36.2)	(35.0)	282.8	173.1
Net income	313.1	236.3	1,292.3	969.6
Net income attributable to non-controlling interests in consolidated subsidiary	—	(0.8)	(1.9)	(2.4)
Net income attributable to Republic Services, Inc.	$313.1	$235.5	$1,290.4	$967.2
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.99	$0.74	$4.05	$3.03
Weighted average common shares outstanding	317.6	319.3	318.8	319.3
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.98	$0.74	$4.04	$3.02
Weighted average common and common equivalent shares outstanding	318.5	319.9	319.4	319.8
Cash dividends per common share	$0.460	$0.425	$1.770	$1.660

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Years Ended December 31,
	2021	2020
Cash provided by operating activities:
Net income	$1,292.3	$969.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	1,268.2	1,158.8
Non-cash interest expense	70.5	61.7
Stock-based compensation	57.0	37.3
Deferred tax (benefit) provision	(15.5)	60.8
Provision for doubtful accounts, net of adjustments	19.9	27.8
Loss on extinguishment of debt	—	101.9
Loss on disposition of assets and asset impairments, net	0.4	75.5
Environmental adjustments	0.5	5.1
Loss from unconsolidated equity method investments	188.5	118.2
Other non-cash items	(1.1)	(3.8)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(135.4)	13.8
Prepaid expenses and other assets	(57.0)	6.5
Accounts payable	113.8	(46.7)
Capping, closure and post-closure expenditures	(59.6)	(58.6)
Remediation expenditures	(57.1)	(63.5)
Other liabilities	101.3	18.6
Payments for retirement of certain hedging relationships	—	(11.4)
Cash provided by operating activities	2,786.7	2,471.6
Cash used in investing activities:
Purchases of property and equipment	(1,316.3)	(1,194.6)
Proceeds from sales of property and equipment	19.5	30.1
Cash used in acquisitions and investments, net of cash and restricted cash acquired	(1,221.7)	(769.5)
Cash received from business divestitures	46.3	32.9
Purchases of restricted marketable securities	(30.8)	(32.9)
Sales of restricted marketable securities	37.9	11.2
Other	(1.0)	—
Cash used in investing activities	(2,466.1)	(1,922.8)
Cash (used in) provided by financing activities:
Proceeds from notes payable and long-term debt, net of fees	5,154.3	2,625.5
Proceeds from issuance of senior notes, net of discount and fees	692.3	2,716.1
Payments of notes payable and long-term debt	(5,304.5)	(5,221.4)
Premiums paid on extinguishment of debt	—	(99.1)
Issuances of common stock	(12.0)	3.9
Purchases of common stock for treasury	(252.2)	(98.8)
Cash dividends paid	(552.6)	(522.5)
Distributions paid to non-controlling interests in consolidated subsidiary	(33.2)	(0.2)
Contingent consideration payments	(21.3)	(15.5)
Cash used in financing activities	(329.2)	(612.0)
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(8.6)	(63.2)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	114.2	177.4
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$105.6	$114.2

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2021 (when filed). All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months and years ended December 31, 2021 and 2020:

	Three Months Ended December 31,				Years Ended December 31,
	2021		2020		2021		2020
Collection:
Residential	$621.5	21.0%	$585.7	22.8%	$2,452.8	21.7%	$2,309.0	22.7%
Small-container	892.4	30.2	785.0	30.5	3,417.7	30.3	3,106.8	30.6
Large-container	616.5	20.9	542.2	21.1	2,378.4	21.1	2,148.9	21.2
Other	15.3	0.6	13.5	0.5	59.6	0.5	51.5	0.5
Total collection	2,145.7	72.7	1,926.4	74.9	8,308.5	73.6	7,616.2	75.0
Transfer	379.6		344.7		1,490.0		1,349.4
Less: intercompany	(208.6)		(189.0)		(814.4)		(745.9)
Transfer, net	171.0	5.8	155.7	6.1	675.6	6.0	603.5	5.9
Landfill	635.1		578.5		2,506.7		2,298.1
Less: intercompany	(274.7)		(254.6)		(1,092.8)		(1,018.5)
Landfill, net	360.4	12.2	323.9	12.6	1,413.9	12.5	1,279.6	12.6
Environmental solutions	91.7	3.1	26.7	1.0	202.5	1.8	127.7	1.3
Other:
Recycling processing and commodity sales	109.9	3.7	80.8	3.1	420.5	3.7	297.1	2.9
Other non-core	74.2	2.5	59.8	2.3	274.0	2.4	229.5	2.3
Total other	184.1	6.2	140.6	5.4	694.5	6.1	526.6	5.2
Total revenue	$2,952.9	100.0%	$2,573.3	100.0%	$11,295.0	100.0%	$10,153.6	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months and years ended December 31, 2021 and 2020:

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Average yield	3.4%	2.5%	2.9%	2.6%
Fuel recovery fees	1.6	(0.8)	0.8	(0.7)
Total price	5.0	1.7	3.7	1.9
Volume	3.6	(1.8)	3.8	(3.1)
Change in workdays	—	—	(0.1)	—
Recycling processing and commodity sales	1.1	0.8	1.1	0.3
Environmental solutions	0.2	(0.9)	(0.1)	(0.9)
Total internal growth	9.9	(0.2)	8.4	(1.8)
Acquisitions / divestitures, net	4.9	0.1	2.8	0.4
Total	14.8%	(0.1)%	11.2%	(1.4)%

Core price	5.4%	4.6%	5.0%	4.8%
Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities, fuel recovery fees and environmental solutions revenue to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 3.6% and 3.1% for the three months and year ended December 31, 2021, respectively, and 2.6% and 2.8% for each of the same respective periods in 2020. Core price as a percentage of related-business revenue was 5.8% and 5.3% for the three months and year ended December 31, 2021, respectively, and 4.9% and 5.1% for the same respective periods in 2020.
The following table reflects changes in average yield and volume, as a percentage of total revenue by line of business, for the three months and years ended December 31, 2021 and 2020:

	Three Months Ended December 31,				Years Ended December 31,
	2021		2020		2021		2020
	Yield	Volume	Yield	Volume	Yield	Volume	Yield	Volume
Collection:
Residential	3.0%	(0.8)%	3.3%	(0.7)%	3.4%	(0.5)%	2.8%	(1.3)%
Small-container	4.1%	4.6%	3.2%	(3.5)%	3.2%	3.8%	3.7%	(4.3)%
Large-container	5.5%	3.7%	1.3%	(3.4)%	3.6%	4.6%	2.0%	(5.5)%
Landfill:
Municipal solid waste	2.0%	3.8%	3.2%	1.7%	2.3%	3.5%	2.9%	0.2%
Construction and demolition waste	0.8%	3.2%	6.4%	1.0%	2.2%	2.7%	5.8%	3.7%
Special waste	—%	11.0%	—%	(9.8)%	—%	13.7%	—%	(10.7)%

COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months and years ended December 31, 2021 and 2020: (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31,				Years Ended December 31,
	2021		2020		2021		2020
Labor and related benefits	$609.1	20.6%	$536.3	20.8%	$2,324.4	20.6%	$2,153.4	21.2%
Transfer and disposal costs	224.5	7.6	202.2	7.9	865.8	7.7	796.9	7.9
Maintenance and repairs	277.9	9.4	243.6	9.5	1,048.8	9.3	969.6	9.6
Transportation and subcontract costs	213.9	7.2	173.0	6.7	779.5	6.9	674.1	6.6
Fuel	111.2	3.8	67.3	2.6	383.0	3.4	271.7	2.7
Disposal fees and taxes	84.2	2.9	79.5	3.1	336.6	3.0	313.5	3.1
Landfill operating costs	70.7	2.4	68.1	2.6	258.9	2.3	258.2	2.5
Risk management	74.8	2.5	51.7	2.0	261.6	2.3	213.9	2.1
Other	143.6	4.9	125.5	4.9	479.1	4.2	460.0	4.5
Subtotal	1,809.9	61.3	1,547.2	60.1	6,737.7	59.7	6,111.3	60.2
Bridgeton insurance recovery	—	—	—	—	—	—	(10.8)	(0.1)
Total cost of operations	$1,809.9	61.3%	$1,547.2	60.1%	$6,737.7	59.7%	$6,100.5	60.1%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies and of ours for prior periods.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three months and years ended December 31, 2021 and 2020: (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31,				Years Ended December 31,
	2021		2020		2021		2020
Salaries	$221.6	7.5%	$184.7	7.2%	$844.4	7.5%	$740.5	7.3%
Provision for doubtful accounts	1.2	—	5.8	0.2	19.9	0.2	27.8	0.3
Other	90.1	3.1	67.2	2.6	309.5	2.7	284.7	2.8
Subtotal	312.9	10.6	257.7	10.0	1,173.8	10.4	1,053.0	10.4
Accelerated vesting of compensation expense for CEO transition	2.6	0.1	—	—	22.0	0.2	—	—
Total selling, general and administrative expenses	$315.5	10.7%	$257.7	10.0%	$1,195.8	10.6%	$1,053.0	10.4%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies and of ours for prior periods.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months and years ended December 31, 2021 and 2020:

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net income attributable to Republic Services, Inc.	$313.1	$235.5	$1,290.4	$967.2
Net income attributable to noncontrolling interests	—	0.8	1.9	2.4
(Benefit) provision for income taxes	(36.2)	(35.0)	282.8	173.1
Other loss (income), net	1.1	(0.4)	0.5	(4.1)
Interest income	(0.6)	(1.1)	(2.5)	(5.2)
Interest expense	79.7	78.1	314.6	355.6
Depreciation, amortization and depletion	299.0	267.5	1,185.5	1,075.9
Accretion	20.8	20.5	82.7	82.9
EBITDA	$676.9	$565.9	$3,155.9	$2,647.8
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Diluted earnings per share was $0.98 and $4.04 for the three months and year ended December 31, 2021 respectively, compared to $0.74 and $3.02 for the same respective periods in 2020. During the three months and years ended December 31, 2021 and 2020, we recorded a number of charges and other expenses and gains that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share. For comparative purposes, certain prior year amounts have been reclassified to conform to current year presentation. The table below sets forth such measures on an adjusted basis to exclude such charges, other expenses and gains:

	Three Months Ended December 31, 2021				Three Months Ended December 31, 2020
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$676.9	$276.9	$313.1	$0.98	$565.9	$201.3	$235.5	$0.74
Loss from unconsolidated equity method investments	144.5	—	—	—	87.4	—	—	—
Loss on extinguishment of debt and other related costs	—	—	—	—	67.4	64.4	47.5	0.15
Restructuring charges	5.4	5.4	3.9	0.01	4.2	4.2	3.1	0.01
Loss on business divestitures and impairments, net	0.7	0.7	5.9	0.02	44.9	44.9	35.4	0.11
Withdrawal costs - multiemployer pension funds	—	—	—	—	(1.4)	(1.4)	(1.1)	(0.01)
Accelerated vesting of compensation expense for CEO transition	2.6	2.6	2.6	0.01	—	—	—	—
Total adjustments	153.2	8.7	12.4	0.04	202.5	112.1	84.9	0.26
As adjusted	$830.1	$285.6	$325.5	$1.02	$768.4	$313.4	$320.4	$1.00

	Year Ended December 31, 2021				Year Ended December 31, 2020
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$3,155.9	$1,575.1	$1,290.4	$4.04	$2,647.8	$1,142.7	$967.2	$3.02
Loss from unconsolidated equity method investments	188.5	—	—	—	118.2	—	—	—
Loss on extinguishment of debt and other related costs	—	—	—	—	101.9	99.1	73.0	0.23
Restructuring charges	16.6	16.6	12.2	0.04	20.0	20.0	14.8	0.05
Loss on business divestitures and impairments, net	0.5	0.5	6.0	0.02	77.7	77.7	65.5	0.21
Withdrawal costs - multiemployer pension funds	—	—	—	—	34.5	34.5	25.5	0.08
Accelerated vesting of compensation expense for CEO transition	22.0	22.0	22.0	0.07	—	—	—	—
Bridgeton insurance recovery	—	—	—	—	(10.8)	(10.8)	(8.2)	(0.03)
Total adjustments	227.6	39.1	40.2	0.13	341.5	220.5	170.6	0.54
As adjusted	$3,383.5	$1,614.2	$1,330.6	$4.17	$2,989.3	$1,363.2	$1,137.8	$3.56
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies. Further information on each of these adjustments is included below.
Loss on extinguishment of debt. During 2020, we paid cash premiums related to the early extinguishment of certain senior notes and incurred corresponding non-cash charges related to debt issuance costs, discounts and hedging strategies.
Restructuring charges. In 2020, we incurred costs related to the redesign of certain back-office software systems, which continued into 2021. In addition, in July 2020, we eliminated certain back-office support positions in response to a decline in the underlying demand for services resulting from the COVID-19 pandemic.
Loss on business divestitures and impairments, net. During the years ended December 31, 2021 and 2020, we recorded a net loss on business divestitures and impairments of $0.5 million and $77.7 million, respectively. In 2021, we also recognized an increase in our deferred tax provision of $5.5 million due to a change in our U.S. operational footprint as a result of certain acquisitions that closed during the period.
Withdrawal costs - multiemployer pension funds. During 2020, we recorded charges to earnings for withdrawal events at multiemployer pension funds to which we contribute. As we obtain updated information regarding multiemployer pension funds, the factors used in deriving our estimated withdrawal liabilities will be subject to change, which may adversely impact our reserves for withdrawal costs.
Accelerated vesting of compensation expense for CEO transition. In June 2021, Donald W. Slager retired as Chief Executive Officer (CEO) of Republic Services, Inc. During the year ended December 31, 2021, we recognized a charge of $22.0 million primarily related to the accelerated vesting of his compensation awards that were previously scheduled to vest in 2022 and beyond.
Bridgeton insurance recovery. During the year ended December 31, 2020, we recognized an insurance recovery related to our closed Bridgeton Landfill in Missouri as a reduction of remediation expenses in our cost of operations.

Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021	2020
Cash provided by operating activities	$2,786.7	$2,471.6
Property and equipment received	(1,303.6)	(1,240.6)
Proceeds from sales of property and equipment	19.5	30.1
Cash paid related to withdrawal costs - multiemployer pension funds, net of tax	—	25.4
Restructuring payments, net of tax	12.7	11.5
Divestiture related tax payments	(0.1)	(9.7)
Cash tax benefit for debt extinguishment	—	(26.0)
Bridgeton insurance recovery, net of tax	—	(26.4)
Adjusted free cash flow	$1,515.2	$1,235.9
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021	2020
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$1,316.3	$1,194.6
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(12.7)	46.0
Property and equipment received during the period	$1,303.6	$1,240.6
The adjustments noted above do not affect our net change in cash, cash equivalents, restricted cash and restricted cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of December 31, 2021 and December 31, 2020, accounts receivable were $1,271.4 million and $1,091.3 million, net of allowance for doubtful accounts of $38.5 million and $34.7 million, respectively, resulting in days sales outstanding of 39.2, or 27.5 days net of deferred revenue, compared to 38.6, or 26.4 days net of deferred revenue, respectively.
CASH DIVIDENDS
In October 2021, we paid a cash dividend of $146.1 million to shareholders of record as of October 1, 2021. As of December 31, 2021, we recorded a quarterly dividend payable of $145.9 million to shareholders of record at the close of business on January 3, 2022, which was paid on January 14, 2022.
SHARE REPURCHASE PROGRAM
During the three months ended December 31, 2021, we repurchased 0.3 million shares of our stock for $36.7 million at a weighted average cost per share of $122.69. As of December 31, 2021, the remaining authorized purchase capacity under our October 2020 repurchase program was $1.7 billion.

2022 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2022 compared to the actual adjusted diluted earnings per share for the year ended December 31, 2021. Adjusted diluted earnings per share is not a measure determined in accordance with U.S. GAAP:

	(Anticipated) Year Ending December 31, 2022	(Actual) Year Ended December 31, 2021
Diluted earnings per share	$ 4.53 to 4.60	$4.04
Restructuring charges	0.05	0.04
Loss (gain) on business divestitures and impairments, net	—	0.02
Accelerated vesting of compensation expense for CEO transition	—	0.07
Adjusted diluted earnings per share	$ 4.58 to 4.65	$4.17
We believe that presenting adjusted diluted earnings per share provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ending December 31, 2022, and our actual adjusted free cash flow for the year ended December 31, 2021 which are not measures determined in accordance with U.S. GAAP, are calculated as follows:

	(Anticipated) Year Ending December 31, 2022	(Actual) Year Ended December 31, 2021
Cash provided by operating activities	$ 2,910 to 2,980	$2,786.7
Property and equipment received	(1,320 to 1,340)	(1,303.6)
Proceeds from sales of property and equipment	20	19.5
Restructuring payments, net of tax	15	12.7
Divestiture related tax (benefits) payments	—	(0.1)
Adjusted free cash flow	$1,625 to $1,675	$1,515.2
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are the effects of the COVID-19 pandemic and actions taken in response thereto, acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021 (when filed), particularly under Part I, Item 1A - Risk Factors. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.